EXHIBIT 3.2


                  AMENDMENT TO THE BYLAWS OF PVF CAPITAL CORP.

         Section 2 of Article I of the PVF Capital Corp.'s Bylaws is amended to read in its entirety as follows:

                  SECTION 2. Number and Term. The board of directors shall
                             ---------------
         consist of 12 members, and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.